exhibit (d)(7)

Legg Mason Partners Fund Advisor, LLC

620 Eighth Avenue

New York, New York 10018

July 10, 2009

Legg Mason Partners Income Trust

55 Water Street

New York, New York 10041

Re:	Management Agreement, dated as of April 13, 2007, between Legg Mason Partners Income Trust (the “Trust”) and Legg Mason Partners Fund Advisor, LLC (the “Manager”) with respect to the Trust’s series Legg Mason Partners Corporate Bond Fund (formerly Legg Mason Partners Investment Grade Bond Fund) (the “Fund”)

Ladies and Gentlemen:

The Manager hereby confirms its agreement, in connection with the acquisition by the Fund of Legg Mason Investment Grade Income Portfolio (the “Reorganization”), to a reduction of the fee payable under the Management Agreement to an annual rate of 0.55% of the average daily net assets of the Fund. This reduction will become effective, however, only upon consummation of the Reorganization.

Except to the extent expressly set forth herein, this letter shall not be deemed to otherwise amend or modify any term of the Management Agreement.

Please sign below to acknowledge your consent and agreement to the above.

LEGG MASON PARTNERS FUND ADVISOR, LLC

By:	/s/ R. Jay Gerken
Name:	R. Jay Gerken
Title:	President

Consented and Agreed to:

LEGG MASON PARTNERS INCOME TRUST, with respect to its series Legg Mason Partners Corporate Bond Fund

By:	/s/ R. Jay Gerken
Name:	R. Jay Gerken
Title:	President